EXHIBIT NO. 2.1(a)


          AMENDMENT dated as of December 12, 1995, to the STRATEGIC ALLIANCE AGREEMENT dated as of September 29, 1995 (the "Agreement"), among CIBA-GEIGY LIMITED, a Swiss corporation ("Ciba"), CIBA-GEIGY CORPORATION, a New York corporation and a wholly-owned subsidiary of Ciba ("CGC"), and HEXCEL CORPORATION, a Delaware corporation ("Hexcel").

          WHEREAS Hexcel, Ciba and CGC desire to amend the Agreement in certain respects; and

          WHEREAS the capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          Section 1. Amendments. (a) The introductory clause to Section 2.04(d) of the Agreement shall be deleted and replaced by the following:

          "The principal amount of the Subordinated Debt shall be $43,029,000 adjusted as follows:"

          (b) The definition of Ancillary Agreements in
     Appendix A shall be deleted and replaced with the following:

          ""Ancillary Agreements" shall mean the Governance Agreement, the Trademark License Agreement, the Registration Rights Agreement, the Transitional Services Agreements, the Employment Matters Agreement, the UK Employment Matters Agreement, the Subordinated Debt, the Indenture, the Distribution Agreement, the Assignment and Assumption Agreement, the Supply and Tolling Agreements and the UK Agreements."

          (c) Section 1.03(b)(v) of the Agreement shall be deleted and replaced with the following:

          "(v) any obligation or liability relating to or arising out of an event occurring prior to the Closing Date for which Ciba or any of its Subsidiaries has coverage under AAU lead policy #001
          SP-6127 or its predecessor policies."

          Section 2.  Effect.  This Amendment shall be deemed
     for all purposes to be a part of the Agreement, which shall remain in full force and effect in all respects as amended hereby.

          IN WITNESS WHEREOF, Ciba, CGC and Hexcel have each caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              CIBA-GEIGY LIMITED,


                              by  /s/ JOHN M.D. CHEESMOND
                                  Name:   John M.D. Cheesmond
                                  Title:  Senior Vice President
                                            -- Finance and Information Services

                              CIBA-GEIGY LIMITED,

                              by  /s/ J. MANSER
                                  Name:   J. Manser
                                  Title:  Group Treasurer

                              CIBA-GEIGY CORPORATION,

                              by  /s/ STANLEY SHERMAN
                                  Name:   Stanley Sherman
                                  Title:  Vice President --
                                            Finance and Information Services

                              HEXCEL CORPORATION

                              by  /s/ JOHN J. LEE
                                  Name:   John J. Lee
                                  Title:  Chief Executive Officer